Exhibit 10.2
ON SEMICONDUCTOR CORPORATION
AMENDED AND RESTATED
STOCK INCENTIVE PLAN

EFFECTIVE DATE: MARCH 17, 2021
APPROVED BY STOCKHOLDERS: MAY 20, 2021
EXPIRATION DATE: MARCH 17, 2031

ARTICLE 1
ESTABLISHMENT, PURPOSE, EFFECTIVE DATE, AND EXPIRATION DATE
1.1        Establishment.    Subject to the approval of its stockholders, the Company (as defined herein) originally established the ON Semiconductor Corporation Amended and Restated Stock Incentive Plan, on March 23, 2010 (as such plan has been amended from time to time, including by the provisions herein, the “Plan”). The terms and provisions of the Plan, as in effect prior to the adoption of the additional amendments set forth in this document will continue to govern awards granted prior to the Effective Date (as defined herein) until all such awards have been exercised, forfeited, canceled, expired or otherwise terminated in accordance with the terms of such awards. The Plan permits the grant of Options, Restricted Stock Units, Restricted Stock, Performance Shares, Performance Share Units, Performance Cash Awards, Stock Appreciation Rights and Stock Grant Awards (each as defined herein).
1.2        Purpose.  The purpose of the Plan is to promote the success and enhance the long-term growth of the Company by linking the personal interests of the employees, officers and Non-Employee Directors (as defined herein) of, and Consultants (as defined herein) to, the Company and any Affiliate (as defined herein), to those of the Company’s stockholders by providing those individuals with an incentive for outstanding performance to generate superior returns for the Company’s stockholders. The Plan is further intended to provide flexibility to the Company and any Affiliate in their ability to attract, retain and motivate individuals upon whose judgment, interest and special effort the successful conduct of the Company’s and its Affiliate’s operation are largely dependent.
1.3        Effective Date.    The Plan originally became effective March 23, 2010, the date it was approved by the Company’s Board of Directors, subject to approval by the Company’s stockholders at the Company’s 2010 Annual Meeting of Stockholders. The Plan, as amended and restated and reflected in this ON Semiconductor Corporation Amended and Restated Stock Incentive Plan document, was approved by the Company’s Board of Directors on March 17, 2021 (the “Effective Date”), subject to approval of the Company’s stockholders at the Company’s 2021 Annual Meeting of Stockholders.

1.4        Expiration Date.    Unless terminated earlier pursuant to Article 16, the Plan will expire on, and no Award may be granted under the Plan after, March 17, 2031. Any

Awards that are outstanding when the Plan expires shall remain in force according to the terms of the Plan and the applicable Award Agreement (as defined herein).
ARTICLE 2
DEFINITIONS
2.1        Definitions.   When a word or phrase appears in the Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase will generally be given the meaning ascribed to it in this Section 2.1 or as previously defined above, unless a clearly different meaning is required by the context. The following words and phrases will have the following meanings:
(a)        “Affiliate” means any subsidiary or parent of the Company that is: (i) a member of a “controlled group of corporations” (within the meaning of Section 414(b) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group; and (ii) a member of a group of trades or businesses under common control (within the meaning of Section 414(c) of the Code as modified by Section 415(h) of the Code) that includes the Company as a member of the group. In applying Section 1563(a)(1), (2) and (3) of the Code for purposes of determining the members of a controlled group of corporations under Section 414(b) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Section 1563(a)(1), (2) and (3) and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining the members of a group of trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Regulation Section 1.414(c)-2.
(b)        “Annual Meeting” or “Annual Meeting Date” means the dates established for the annual meetings of the Company’s stockholders pursuant to the Company’s bylaws.
(c)        “Award” means any Option, Restricted Stock Unit, Restricted Stock, Performance Share, Performance Share Unit, Performance Cash, Stock Appreciation Right or Stock Grant Award granted pursuant to the Plan.
(d)        “Award Agreement” means any written agreement or other document evidencing an Award.
(e)        “Board” means the Board of Directors of the Company, as constituted from time to time.

(f)        “Cause” means (except as otherwise provided in an Award Agreement) if the Committee, in its reasonable and good faith discretion, determines that the Participant (i) has failed to substantially perform his duties (other than as a result of Disability), after the Board or the executive to which the Participant reports delivers to the Participant a written demand for substantial performance that specifically identifies the manner in which the

Participant has not substantially performed his duties; (ii) has engaged in willful misconduct or gross negligence that is materially injurious to the Company or an Affiliate; (iii) has breached his duty of loyalty to the Company or an Affiliate; (iv) has without prior authorization removed from the premises of the Company or an Affiliate a document (of any media or form) relating to the Company or an Affiliate or the customers of the Company or an Affiliate; or (v) has committed a felony or a serious crime involving moral turpitude. Any rights the Company or any of its Affiliates may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or any of its Affiliates may have under any other agreement with the Participant or at law or in equity. If, subsequent to a Participant’s termination of employment or services, it is discovered that such Participant’s employment or services could have been terminated for Cause, the Participant’s employment or services shall, at the election of the Committee, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.
(g)        “Chief Executive Officer” or “CEO” means the Chief Executive Officer of the Company.
(h)        “Change in Control” means, except as otherwise provided in any Award Agreement, any one or more of the following events: (i) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of assets of the Company that have a gross fair market value of 85% or more of the total gross fair market value of all of the assets of the Company immediately prior to the transaction (or the first transaction in a series of related transactions) to any Person or group of related persons for purposes of Section 13(d) of the Exchange Act (a “Group”), together with any affiliates thereof; (ii) the consummation of any plan or proposal for the liquidation or dissolution of the Company; (iii) any Person or Group shall become the beneficial owner, directly or indirectly, of shares representing more than 25% of the aggregate voting power of the issued and outstanding stock entitled to vote in the election of directors (the “Voting Stock”) of the Company and such Person or Group has the power and authority to vote such shares; (iv) the actual replacement of a majority of the Board over a two-year period from the individual directors who constituted the Board at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the Board then still in office who either were members of such Board at the beginning of such period or whose election as a member of such Board was previously so approved; (v) any Person or Group shall have acquired shares of Voting Stock of the Company such that such Person or Group has the power and authority to elect a majority of the members of the Board; or (vi) the consummation of a merger or consolidation of the Company with another entity in which holders of the Stock immediately prior to the consummation of the transaction hold, directly or indirectly, immediately following the consummation of the transaction, 50% or less of the common equity interest in the surviving corporation in such transaction. For purposes of the above definition, the term Person shall be defined as set forth Sections 13(d) and 14(d) of the Exchange Act.
The Award Agreement for any Award subject to the requirements of Section 409A of the Code may prescribe a different definition of the term “Change in Control” that will apply for purposes of that Award Agreement that complies with the requirements of Section 409A of the Code.

(i)        “Code” means the Internal Revenue Code of 1986, as amended. All references to the Code shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of the Code.
(j)        “Committee” means the Compensation Committee of the Board or any such committee as may be designated by the Board to administer the Plan, provided that at all times the membership of such committee shall not be less than three (3) members of the Board. Each Committee member (or member of any applicable subcommittee of the Committee) must be a “non-employee director” (as defined in Rule 16b-3 under the Exchange Act) if required to meet the conditions of exemption for the Awards under the Plan from Section 16(b) of the Exchange Act.
(k)       “Company” means ON Semiconductor Corporation, or any successor as provided in Section 21.4.
(l)        “Consultant” means a consultant or adviser who provides services to the Company or an Affiliate as an independent contractor and not as an Employee; provided, however, that a Consultant may become a Participant in the Plan only if allowed under the definition of an employee benefit plan in Rule 405 promulgated under the Securities Act of 1933, as amended, or other rules provided for registration on Form S-8 from time to time.
(m)     “Disability” means, except as otherwise provided in an Award Agreement, the inability of a Participant to engage in any substantially gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months. The permanence and degree of impairment shall be supported by medical evidence. Any determination of Disability pursuant to the Plan is not an admission by the Company or an Affiliate that a Participant is disabled under federal or state law.
(n)       “Employee” means a common-law employee of the Company or an Affiliate.
(o)       “ERISA” means the Employee Retirement Income Security Act of 1974, as amended. All references to a section of ERISA shall be interpreted to include a reference to any applicable regulations, rulings or other official guidance promulgated pursuant to such section of ERISA.
(p)     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)      “Fair Market Value” means the closing price of one share of Stock as reported on NASDAQ or any exchange on which the Stock is traded on the date such value is determined. If the Stock is not traded on such date, the fair market value is the closing price on the first immediately preceding business day on which the Stock was so traded.

(r)        “Grant Date” means, as determined by the Committee, the latest to occur of (i) the date as of which the Committee approves an Award, (ii) the date on which an Award to a prospective Employee, officer, Non-Employee Director or Consultant first becomes effective pursuant to Section 3.1, or (iii) such other date as may be specified by the Committee in the Award Agreement.
(s)        “Incentive Stock Option” means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto.
(t)     “NASDAQ” means the Nasdaq Global Select Market, LLC, or any successor thereto.
(u)        “Non-Employee Director” means a member of the Board of Directors of the Company or any Affiliate who is not an employee of the Company or any Affiliate.
(v)       “Non-Qualified Stock Option” means an Option that is not intended to be an Incentive Stock Option.
(w)        “Option” means the right to purchase Stock at a stated price for a specified period of time. An Option may either be an Incentive Stock Option or a Non-Qualified Stock Option.
(x)        “Participant” means an individual who, as an Employee, officer or Non-Employee Director of, or Consultant to, the Company or any Affiliate, has been granted an Award under the Plan.
(y)      “Performance Cash Award” means an Award evidencing the right to receive a payment in cash as determined by the Committee.
(z)      “Performance Criteria” means the criteria that the Committee selects for purposes of establishing the Performance Goal or Performance Goals for a Participant for a Performance Period. The Performance Criteria that will be used to establish Performance Goals may include, without limitation, the following:
(i)        Earnings, Revenue and Cash Flow Metrics:   Earnings before interest (income or expense), taxes, depreciation and amortization; earnings before interest (income or expense) and taxes; pre- or after-tax net income; revenue (gross or net); revenue from new products (gross or net); revenue growth; operating income (gross or net); net operating income after taxes; operating margin; cash flow; net cash flow; operating cash flow; free cash flow; gross margin; return on net assets; return on stockholders’ equity; return on investment or assets; return on capital; stockholder returns; gross or net profit margin; and earnings per share (diluted and fully diluted).

(ii)        Stock Price Metrics:  Stock price; Stock price growth; movement and average selling price of Stock; shares of Stock repurchased; dividends; and total stockholder return.
(iii)       Debt-Related Metrics:  Debt coverage ratios; total debt; principle payments on debt; total long-term debt; current liabilities; accounts payable; net current borrowings; interest expense; and credit rating.
(iv)       Equity-Related Metrics:  Retained earnings; total common equity; market capitalization; enterprise value; and total equity.
(v)        Expense Metrics:  Direct material costs; direct and indirect labor costs; direct and indirect manufacturing costs; costs of goods sold; sales, general and administrative expenses; operating and non-operating expenses; cash and non-cash expenses; tax expenses; and total expenses.
(vi)       Asset Utilization Metrics:  Cash; excess cash; accounts receivable; cash conversion cycle; work in process inventory; finished goods inventory; current assets; working capital; total capital; fixed assets; total assets; and plant utilization.
(vii)      Customer Metrics:  Average selling prices; selling prices; market share; customer satisfaction; customer service and care; on time delivery; order fill rate; strategic positioning programs; warranty rates; return rates; new product releases and development; channel performance; and channel inventory.
(viii)     Manufacturing Metrics:    Unit costs; cycle time; yield; and product quality.
(ix)       New Product Introduction Metrics:  Time to market; number of new products introduced; and return on investment on new products.
(x)        Project-Related Metrics:  Completion of major projects within approved corporate strategy, milestones and timelines.
The Performance Criteria that will be used to establish Performance Goals will be set forth in the applicable Award Agreement and will include, but are not limited to, the above-listed Performance Criteria. Any of the Performance Criteria may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group, indices, or any other basket of companies. Financial Performance Criteria may, but need not, be calculated in accordance with United States generally accepted accounting principles (“GAAP”) or any successor method to GAAP, including International Financial Reporting Standards.
(aa)    “Performance Goals” means the goal or goals established in writing by the Committee for a Performance Period based on the Performance Criteria listed above or any other performance criteria that may be selected by the Committee. Depending on the Performance Criteria used to establish Performance Goals, the Performance Goals may be expressed in terms of overall Company performance, or the performance of a division, Affiliate, or an individual. The Performance Goals may be stated in terms of absolute levels or relative to another company or companies or to an index or indices.
(bb)    “Performance Period” means one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured. Except as set forth in Sections 7.4(c) and 8.5(c), in no event will the Performance Period for any Option, Restricted Stock Unit, Restricted Stock, Performance Share, Performance Share Unit, or Stock Appreciation Rights Award that vests based on the achievement of Performance Goals be less than twelve (12) months.
(cc)    “Performance Share” means a right granted to a Participant to receive a payment in the form of Stock, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.
(dd)     “Performance Share Unit” means a right granted to a Participant to receive a payment in the form of Stock, cash, or a combination thereof, the payment of which is contingent upon achieving certain Performance Goals established by the Committee.
(ee)    “Restricted Period” means the period during which Restricted Stock or Restricted Stock Units are subject to restrictions pursuant to the relevant provisions of the Plan.
(ff)     “Restricted Stock” means Stock granted to a Participant pursuant to Article 7 that is subject to certain restrictions and to the risk of forfeiture.
(gg)     “Restricted Stock Unit” means the right granted to a Participant pursuant to Article 7 to receive cash or Stock in the future, the payment of which is subject to certain restrictions and to the risk of forfeiture.
(hh)    “Separation from Service”  means either: (i) the termination of a Participant’s employment with the Company and all Affiliates due to death, retirement or other reasons; or (ii) a permanent reduction in the level of bona fide services the Participant provides to the Company and all Affiliates to an amount that is 20% or less of the average level of bona fide services the Participant provided to the Company and all Affiliates in the immediately preceding 36 months, with the level of bona fide service calculated in accordance with Treasury Regulation Section 1.409A-1(h)(1)(ii).
Solely for purposes of determining whether a Participant has a “Separation from Service,” a Participant’s employment relationship is treated as continuing while the Participant is on military leave, sick leave, or other bona fide leave of absence (if the period of such leave does not exceed six months, or if longer, so long as the Participant’s right to reemployment with the Company or an Affiliate is provided either by statute or contract). If the Participant’s period of leave exceeds six months and the Participant’s right to reemployment is not provided either by statute or by contract, the employment relationship is deemed to terminate on the first day immediately following the expiration of such six-month period. Whether a Termination of Employment has occurred will be determined based on all of the facts and circumstances and in accordance with regulations issued by the United States Treasury Department pursuant to Section 409A of the Code.
In the case of a Non-Employee Director, Separation from Service means that such Director has ceased to be a member of the Board.
(ii)        “Specified Employee” means certain officers and highly compensated Employees of the Company as defined in Treasury Regulation Section 1.409A-1(i). The identification date for determining whether any Employee is a Specified Employee during any calendar year shall be the September 1 preceding the commencement of such calendar year.
(jj)    “Stock” means the common stock of the Company.
(kk)      “Stock Appreciation Right” or “SAR” means the right to receive a payment equal to the excess of the Fair Market Value of one share of Stock on the date of exercise of the SAR over the grant price of the SAR as determined pursuant to Article 9 and the applicable Award Agreement.
(ll)      “Stock Grant Award” means the grant of Stock to a Participant.
(mm)      “Termination of Employment” means, in the context of an Award that is subject to the requirements of Section 409A of the Code, a “Separation from Service.” In the case of any other Award, “Termination of Employment” will be given its natural meaning.
2.2    Gender and Number.  Except when otherwise indicated by the context, words in the masculine gender when used in the Plan document will include the feminine gender, the singular includes the plural, and the plural includes the singular.
ARTICLE 3
ELIGIBILITY AND PARTICIPATION
3.1    Eligibility.
(a)        General.  Awards may be made to individuals who on the Grant Date of the Award are Employees, officers, or Non-Employee Directors of or Consultants to the Company or an Affiliate. Awards also may be made to prospective Employees, officers, Non-Employee Directors of, and Consultants to, the Company or an Affiliate in connection with written offers of an employment, consulting or advisory relationship with the Company or an Affiliate. No portion of any Award granted to a prospective Employee, officer, Non-Employee Director or Consultant will vest, become exercisable, be issued or become effective prior to the date on which such individual begins providing services to the Company or any Affiliate.

(b)        Foreign Participants.    The Committee may establish additional terms, conditions, rules or procedures as the Committee deems necessary or advisable to accommodate the rules or laws of applicable non-U.S. jurisdictions, allow for tax-preferred treatment of Awards or otherwise provide for the participation by Participants who reside outside of the U.S. Moreover, the Committee may approve such sub-plans, supplements to, or amendments, restatements, or alternative versions of the Plan as it may consider necessary or appropriate for such purposes without thereby affecting the terms of the Plan as in effect for any other purpose; provided, however, that no such sub-plans, supplements, amendments, restatements, or alternative versions shall increase the share limitations contained in Section 5.1.
3.2        Actual Participation.  Subject to the provisions of the Plan, the Committee may, from time to time, select from among all eligible individuals, those to whom Awards will be granted and will determine the nature and amount of each Award.
ARTICLE 4
ADMINISTRATION
4.1        Administration by the Committee.
(a)        General.  The Committee shall be responsible for the administration of the Plan. The Committee, by majority action thereof, is authorized to interpret the Plan, to prescribe, amend, and rescind rules and regulations relating to the Plan, to provide for conditions and assurances deemed necessary or advisable to protect the interests of the Company, and to make all other determinations necessary for the administration of the Plan, but only to the extent not contrary to the express provisions of the Plan. Determinations, interpretations, or other actions made or taken by the Committee in good faith pursuant to the provisions of the Plan shall be final, binding and conclusive for all purposes of the Plan.
(b)        Delegation to CEO.    Notwithstanding the above, pursuant to specific written delegation promulgated from time to time by the Committee, which delegation shall be consistent with applicable provisions of Delaware Law, and subject to such restrictions and limitations deemed appropriate by the Committee, the CEO shall have the authority to grant Awards, subject to terms and conditions set forth in the Award Agreement, to individuals to expedite the hiring process and retain talented Employees; provided, however, that such individuals will not, upon hire or as existing Employees, be subject to Section 16 of the Exchange Act.
4.2        Authority of the Committee.  The Committee shall have the authority, in its sole discretion, without limitation, to determine: (i) the Participants who are entitled to receive Awards under the Plan; (ii) the types of Awards; (iii) the times when Awards shall be granted; (iv) the number of Awards; (v) the purchase price or exercise price of such Awards, if any; (vi) the period(s) during which such Awards shall be exercisable (whether in whole or in part); (vii) the restrictions applicable to such Awards; (viii) the form of each Award Agreement, which need not be the same for each Participant, (ix) the other terms and provisions of any Award (which need not be identical); and (x) the schedule for lapse of forfeiture restrictions or restrictions on exercisability of an Award and accelerations or waivers thereof, based in each case on such considerations as the Committee in its sole discretion determines. The Committee shall have the authority to modify existing Awards, subject to Article 17 of the Plan. Notwithstanding the foregoing, the Committee will not have the authority to accelerate the vesting or waive the forfeiture of any Performance Compensation Award other than as provided in an Award Agreement.
4.3        Award Agreement.  Each Award shall be evidenced by an Award Agreement that shall specify the type of Award granted and such other provisions and restrictions applicable to such Award as the Committee, in its discretion, shall determine.
4.4        Decisions Binding.  The Committee shall have the authority to interpret the Plan and subject to the provisions of the Plan, any Award Agreement, and all decisions and determinations by the Committee with respect to the Plan are final, binding and conclusive on all parties. No member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under the Plan.
ARTICLE 5
STOCK SUBJECT TO THE PLAN
5.1        Number of Shares.  Subject to Section 5.2 and Section 5.3, the total number of shares of Stock subject to all Awards under the Plan shall be one hundred nine million five hundred thousand (109,500,000), plus the number of shares of Stock subject to Awards that were previously granted pursuant to the ON Semiconductor Corporation 2000 Stock Incentive Plan (the “2000 Plan”) that again become available for the grant of an Award pursuant to Section 5.2. Any shares of Stock that may be issued in connection with Awards other than Options and SARs shall be counted against the shares available for grant pursuant to the previous sentence as 1.58 shares for every one share that may be issued in connection with such Award. Any shares of Stock that may be issued in connection with the exercise of an Option or SAR shall be counted against the shares of Stock available for grant as one share. The maximum number of shares of Stock that may be issued as Incentive Stock Options under the Plan shall be six million (6,000,000). The shares to be delivered under the Plan may consist, in whole or in part, of authorized but unissued Stock or shares purchased on the open market or treasury Stock not reserved for any other purpose.
5.2        Availability of Stock for Grant.  Subject to the express provisions of the Plan, if any Option or SAR Award granted under the Plan terminates, expires, lapses for any reason, or is paid in cash, any Stock subject to such Award will again be Stock available for the grant of an Award. Similarly, subject to the express provisions of the Plan, if any Award other than an Option or SAR Award granted under the Plan terminates, expires, lapses for any reason, or is paid in cash, the number of shares of Stock equal to 1.58 times the number of shares of Stock subject to such Award will again be Stock available for grant of an Award. To the maximum extent permitted by applicable law and any securities exchange or NASDAQ rule, shares of

Stock subject to any Award made pursuant to Article 15 shall not be counted against shares of Stock available for grant pursuant to the Plan. The exercise of a stock-settled SAR or broker-assisted “cashless” exercise of an Option (or a portion thereof) will reduce the number of shares of Stock available for issuance pursuant to Section 5.1 by the entire number of shares of Stock subject to that SAR or Option (or applicable portion thereof), even though a smaller number of shares of Stock will be issued upon such an exercise. Also, shares of Stock acquired in the market with Option exercise proceeds, shares of Stock tendered to pay the exercise price of an Option or tendered or withheld to satisfy a tax withholding obligation arising in connection with an Option, SAR or any other Award will not become available for grant or sale under the Plan.
5.3        Adjustment in Capitalization.   In the event of any change in the outstanding shares of Stock by reason of a Stock dividend or split, recapitalization, merger, consolidation, combination, exchange of shares, or other similar corporate change, the aggregate number of shares of Stock available under the Plan and subject to each outstanding Award, and its stated exercise price or the basis upon which the Award is measured, shall be adjusted appropriately by the Committee, whose determination shall be conclusive; provided, however, that fractional shares shall be rounded to the nearest whole share. Moreover, in the event of such transaction or event, the Committee, in its discretion, may provide in substitution for any or all outstanding awards under the Plan such alternative consideration (including cash) as it, in good faith, may determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. Any adjustment to an Incentive Stock Option shall be made consistent with the requirements of Section 424 of the Code. Further, with respect to any Option or Stock Appreciation Right that otherwise satisfies the requirements of the stock rights exception to Section 409A of the Code, any adjustment pursuant to this Section 5.3 shall be made consistent with the requirements of the final regulations promulgated pursuant to Section 409A of the Code.
5.4        Annual Limitation on Number of Shares Subject to Non-Employee Director Awards.   Notwithstanding any provision in the Plan document to the contrary, and subject to adjustment upon the occurrence of any of the events indicated in Section 5.3, the maximum number of shares of Stock that may be granted to any one Participant that is a Non-Employee Director for any one calendar year is forty thousand (40,000) shares of Stock.
ARTICLE 6
STOCK OPTIONS
6.1        Grant of Options.  Subject to the provisions of Article 5 and this Article 6, the Committee, at any time and from time to time, may grant Options to such Participants and in such amounts as it shall determine.
(a)        Exercise Price.  No Option shall be granted at an exercise price that is less than the Fair Market Value of one share of Stock on the Grant Date.
(b)        Time and Conditions of Exercise.  The Committee shall determine the time or times at which an Option may be exercised in whole or in part provided that the term of any Option granted under the Plan shall not exceed seven (7) years. The Committee shall also determine the performance or other conditions, if any, that must be satisfied before all or part of an Option may be exercised. Unless otherwise provided in the Award Agreement, an Option will lapse immediately if a Participant’s employment or services is terminated for Cause.
(c)        Payment.  The Committee shall determine the methods by which the exercise price of an Option may be paid, the form of payment, including, without limitation, cash, promissory note, shares of Stock held for longer than six months (through actual tender or by attestation), any net-issuance arrangement or other property acceptable to the Committee (including broker-assisted “cashless exercise” arrangements), and the methods by which shares of Stock shall be delivered or deemed to be delivered to Participants.
(d)        Evidence of Grant.  All Options shall be evidenced by a written Award Agreement. The Award Agreement shall reflect the Committee’s determinations regarding the exercise price, time and conditions of exercise, and forms of payment for the Option and such additional provisions as may be specified by the Committee.
(e)        No Repricing of Options.   The Committee shall not reprice any Options previously granted under the Plan.
(f)        Vesting Period.  In no event will the vesting period for any Option be less than twelve (12) months.
6.2        Incentive Stock Options.     Incentive Stock Options shall be granted only to Participants who are Employees and the terms of any Incentive Stock Options granted pursuant to the Plan must comply with the following additional provisions of this Section 6.2:
(a)        Exercise Price.  Subject to Section 6.2(e), the exercise price per share of Stock shall be set by the Committee, provided that the exercise price for any Incentive Stock Option may not be less than the Fair Market Value of one share of Stock on the Grant Date.
(b)        Exercise.  In no event may any Incentive Stock Option be exercisable for more than seven (7) years from the date of its grant.
(c)        Lapse of Option.  An Incentive Stock Option shall lapse in the following circumstances:
(i)        The Incentive Stock Option shall lapse seven (7) years from the date it is granted, unless an earlier time is set in the Award Agreement.
(ii)        The Incentive Stock Option shall lapse upon termination for Cause or for any other reason, other than the Participant’s death or Disability, unless otherwise provided in the Award Agreement.
(iii)      If the Participant has a Termination of Employment on account of Disability or death before the Option lapses pursuant to paragraph (i) or (ii) above, the

Incentive Stock Option shall lapse, unless it is previously exercised, on the earlier of (a) the scheduled expiration date of the Option; or (b) 12 months after the date of the Participant’s Termination of Employment on account of Disability or death. Upon the Participant’s Disability or death, any Incentive Stock Options exercisable at the Participant’s Disability or death may be exercised by the Participant’s legal representative or representatives, by the person or persons entitled to do so pursuant to the Participant’s last will and testament in the case of death, or, if the Participant fails to make testamentary disposition of such Incentive Stock Option or dies intestate, by the person or persons entitled to receive the Incentive Stock Option pursuant to the applicable laws of descent and distribution.
(d)        Individual Dollar Limitation.  The aggregate Fair Market Value (determined as of the time an Award is made) of all shares of Stock with respect to which Incentive Stock Options are first exercisable by a Participant in any calendar year may not exceed $100,000.00 or such other limitation as may be imposed by Section 422(d) of the Code, or any successor provision. To the extent that Incentive Stock Options are first exercisable by a Participant in excess of such limitation, the excess shall be considered Non-Qualified Stock Options.
(e)        Ten Percent Owners.  An Incentive Stock Option may be granted to any individual who, at the Grant Date, owns stock possessing more than ten percent of the total combined voting power of all classes of Stock of the Company only if such Option is granted at a price that is not less than 110% of Fair Market Value on the Grant Date and the Option is exercisable for no more than five years from the Grant Date.
(f)        Expiration of Incentive Stock Options.  No Award of an Incentive Stock Option may be made pursuant to the Plan after the tenth (10th) anniversary of the Effective Date, unless the stockholders of the Company vote to approve an extension of the Plan.
(g)       Right to Exercise.    Except as provided in Section 6.2(c)(iii), during a Participant’s lifetime, an Incentive Stock Option may be exercised only by the Participant.
ARTICLE 7
RESTRICTED STOCK UNITS AND RESTRICTED STOCK
7.1       Grant of Restricted Stock Units and Restricted Stock.  Subject to the provisions of Article 5 and this Article 7, the Committee, at any time and from time to time, may grant Restricted Stock Units or Restricted Stock to such Participants and in such amounts as it shall determine.
7.2       Restricted Stock Units.
(a)        Voting Rights.    During the Restricted Period, Participants holding the Restricted Stock Units granted hereunder shall have no voting rights with respect to the shares subject to such Restricted Stock Units prior to the issuance of such shares pursuant to the Plan.

(b)        Form and Timing of Payment.  Payment for any vested Restricted Stock Units issued pursuant to this Article 7 shall be made in one lump sum payment of shares of Stock, cash or a combination thereof, equal to the Fair Market Value (determined as of a specified date) of the number of shares of Stock equal to the number of vested Restricted Stock Units with respect to which the payment is made. The payment shall be made to the Participant on or before March 15 of the calendar year following the calendar year in which the Restricted Stock Units vest in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).
(c)        Dividend Equivalents. If the Committee grants dividend equivalents with respect to any Restricted Stock Unit Award that vests based on the achievement of Performance Goals, no dividend equivalents will be paid unless and until such Restricted Stock Unit Award vests or is earned by satisfaction of the applicable Performance Goals.
7.3       Grant of Restricted Stock.
(a)        Issuance and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability and other restrictions as the Committee may impose (including, without limitation, limitations on the right to vote Restricted Stock). These restrictions may lapse separately or in combination at such times and pursuant to such circumstances, as the Committee determines at the time of the grant of the Award or thereafter.
(b)        Forfeiture.   Subject to Section 7.4(b), upon Termination of Employment or the failure to satisfy one or more Performance Criteria during the applicable Restricted Period, any remaining shares under the Restricted Stock Awards that are subject to the restrictions set forth in the Award shall be forfeited.
(c)        Certificates for Restricted Stock.  Restricted Stock granted pursuant to the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing shares of Restricted Stock are registered in the name of the Participant, the certificates must bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock, and the Company may, in its discretion, retain physical possession of the certificate until such time as all applicable restrictions lapse.
7.4       Restricted Period and Vesting Conditions.
(a)        Restricted Period.   Except as set forth in Sections 7.4(b) and 7.4(c), the Restricted Period for any Restricted Stock or Restricted Stock Units with respect to which the restrictions lapse solely based on the passage of time shall not be less than three (3) years and the Restricted Period for any Restricted Stock or Restricted Stock Units with respect to which the restrictions lapse based on the satisfaction of Performance Criteria shall not be less than one (1) year. In either case, incremental amounts of the Restricted Stock or Restricted Stock Units may be released from restriction during the Restricted Period in accordance with the provisions of the Award Agreement.

(b)        Modification of Restrictions.    The Committee, in its discretion, may provide in the Award Agreement for any Restricted Stock or Restricted Stock Unit Award that restrictions or forfeiture conditions relating to the Restricted Stock or the Restricted Stock Units will be waived in whole or in part in the event of a Termination of Employment due to death, Disability, retirement or the occurrence of a Change in Control.
(c)        De Minimis Exception.  The sum of the shares of Stock subject to any (i) Restricted Stock or Restricted Stock Unit Award that does not comply with the requirements of Section 7.4(a); (ii) Performance Share or Performance Share Unit Award that does not comply with the requirements of Section 8.5(a); and (iii) Stock Grant Award may not exceed five percent (5%) of the total number of shares of Stock subject to all Awards under the Plan, as set forth in Section 5.1.
ARTICLE 8
PERFORMANCE SHARES, PERFORMANCE SHARE UNITS AND PERFORMANCE CASH AWARDS
8.1        Grant of Performance Shares or Performance Share Units.    Subject to the provisions of Article 5 and this Article 8, Performance Shares or Performance Share Units may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Performance Shares or Performance Share Units granted to each Participant.
8.2        Goals for Performance Shares or Performance Share Units.   The Committee shall set Performance Goals for a particular Performance Period in its discretion which, depending on the extent to which the goals are met, will determine the ultimate value of the Performance Share or Performance Share Units to the Participant.
8.3        Form and Timing of Payment.  Payment for vested Performance Shares shall be made in Stock. Payments for vested Performance Share Units shall be made in cash, Stock or a combination thereof as determined by the Committee. All payments for Performance Shares and Performance Share Units shall be made in one lump sum. As a general rule, payment for Performance Shares or Performance Share Units shall be made on or before March 15 of the calendar year following the calendar year in which the right to the payment of the Performance Shares or Performance Share Units arises in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).
8.4        Performance Cash Awards.    Subject to the Provisions of Article 5 and this Article 8, Performance Cash Awards may be granted to Participants at any time and from time to time as determined by the Committee. A Performance Cash Award grants a Participant the right to receive an amount of cash depending on the satisfaction of one or more Performance Goals for a particular Performance Period, as determined by the Committee. The Committee shall have complete discretion to determine the amount of any Performance Cash Award granted to a Participant. Payment for Performance Cash Awards shall be made on or before March 15 of the calendar year following the calendar year in which the right to the payment of the Performance

Cash Award arises in accordance with the “short-term deferral” exception to Section 409A as set forth in Treasury Regulation Section 1.409A-1(b)(4).
8.5        Vesting Conditions for Performance Shares and Performance Share Units.
(a)        Vesting Period.   Except as set forth in Sections 8.5(b) and 8.5(c), no Performance Shares or Performance Share Units may fully vest during the one (1) year period following the Grant Date for such Performance Shares or Performance Share Units; provided, however, that the Performance Shares or Performance Share Units may vest in increments during such one (1) year period in accordance with the provisions of the Award Agreement.
(b)        Modification of Restrictions.    The Committee, in its discretion, may provide in the Award Agreement for any Performance Share or Performance Share Unit Award that such Performance Shares or Performance Share Units will vest in whole or in part in the event of a Termination of Employment due to death, Disability, retirement or the occurrence of a Change in Control.
(c)        De Minimis Exception.  The sum of the shares of Stock subject to any (i) Performance Share or Performance Share Unit Award that does not comply with the requirements of Section 8.5(a); (ii) Restricted Stock or Restricted Stock Unit Award that does not comply with the requirements of Section 7.4(a); and (iii) Stock Grant Award may not exceed five percent (5%) of the total number of shares of Stock subject to all Awards under the Plan, as set forth in Section 5.1.
(d)        Dividend Equivalents. If the Committee grants dividend equivalents with respect to any Performance Share or Performance Share Unit Award that vests based on the achievement of Performance Goals, no dividend equivalents will be paid unless and until such Performance Share or Performance Share Unit Award vests or is earned by satisfaction of the applicable Performance Goals.
ARTICLE 9
STOCK APPRECIATION RIGHTS
9.1        Grant of Stock Appreciation Rights.   Subject to the provisions of Article 5 and this Article 9, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. SARs may be granted in connection with the grant of an Option, in which case the exercise of SARs will result in the surrender of the right to purchase the shares under the Option as to which the SARs were exercised. When SARs are granted in connection with the grant of an Incentive Stock Option, the SARs shall have such terms and conditions as shall be required by Section 422 of the Code. Alternatively, SARs may be granted independently of Options.
9.2        Exercisability of SARs.  SARs granted under the Plan shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve, which need not be the same for all Participants; provided, however, that no SAR shall be exercisable later than seven (7) years from the Grant Date.
9.3        Exercise of SARs.  Upon exercise of the SAR or at a fixed date after all or part of the SAR becomes exercisable, the Participant shall be entitled to receive payment of an amount determined by multiplying (a) the difference, if any, of the Fair Market Value of a share of Stock on the date of exercise over the price of the SAR fixed by the Committee at the Grant Date, which shall not be less than the Fair Market Value of a share of Stock at the Grant Date, by (b) the number of shares with respect to which the SAR is exercised.
9.4        Form and Timing of Payment.    Payment for SARs shall be made in Stock and shall be payable at the time specified in the Award Agreement for such SARs.
9.5        No Repricing of SARs.  The Committee shall not reprice any SARs previously granted under the Plan.
9.6        Vesting Period.  In no event will the vesting period for any SARs be less than twelve (12) months.
ARTICLE 10
STOCK GRANT AWARDS
Subject to the provisions of Article 5 and this Article 10, Stock Grant Awards may be granted to Participants at any time and from time to time as shall be determined by the Committee. A Stock Grant Award grants a Participant the right to receive (or purchase at such price as determined by the Committee) shares of Stock free of any vesting restrictions. The purchase price, if any, for a Stock Grant Award shall be payable in cash or other form of consideration acceptable to the Committee. A Stock Grant Award may be granted or sold as described in the preceding sentence in respect of past services or other valid consideration, or in lieu of any cash compensation due to such Participant. All Stock Grant Awards will be evidenced by a written Award Agreement. The sum of the shares of Stock subject to any (i) Stock Grant Award; (ii) Restricted Stock or Restricted Stock Unit Award that does not comply with the requirements of Section 7.4(a); and (iii) Performance Share or Performance Share Unit Award that does not comply with the requirements of Section 8.5(a) may not exceed five percent (5%) of the total number of shares of Stock subject to all Awards under the Plan, as set forth in Section 5.1.
ARTICLE 11
[RESERVED]
ARTICLE 12
CHANGE IN CONTROL
If a Change of Control occurs, the Board shall have the authority and discretion, but shall not have any obligation, to provide that all or part of outstanding Options, Stock Appreciation

Rights, and other Awards shall become fully exercisable and all or part of the restrictions on outstanding Awards shall lapse. To the extent that this provision causes Incentive Stock Options to exceed the dollar limitation set forth in Section 6.2(d), the excess Options shall be deemed to be Non-Qualified Stock Options. Upon, or in anticipation of, such an event, the Committee may cause every Award outstanding hereunder to terminate at a specific time in the future and shall give each Participant the right to exercise Awards during a period of time as the Committee, in its sole and absolute discretion, shall determine.
ARTICLE 13
NON-TRANSFERABILITY
13.1      General.  The Committee may, in its sole discretion, determine the right of a Participant to transfer any Award granted under the Plan. Unless otherwise determined by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award) in favor of a spouse or, if applicable, until the termination of any Restricted Period or Performance Period as determined by the Committee.
13.2      Beneficiary Designation.  Notwithstanding Section 13.1, a Participant may, in the manner determined by the Committee, designate a beneficiary to exercise the rights of the Participant and to receive any distribution with respect to any Award upon the Participant’s death. A beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant, except to the extent the Plan and Award Agreement otherwise provide, and to any additional restrictions deemed necessary or appropriate by the Committee. If no beneficiary has been designated or survives the Participant, payment shall be made to the person entitled thereto pursuant to the Participant’s will or the laws of descent and distribution. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time provided the change or revocation is provided to the Committee.
13.3      Stock Certificates.    Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Committee has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange or quotation system on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan are subject to any stop-transfer orders and other restrictions as the Committee deems necessary or advisable to comply with federal, state, or foreign jurisdiction securities or other laws, rules and regulations and the rules of any exchange or automated quotation system on which the Stock is listed, quoted, or traded. The Committee may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements, and representations as the Board, in its discretion, deems advisable in order to comply with any such laws, regulations, or requirements.

ARTICLE 14
COMPANY DISCRETION
14.1      Employment.  Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment or service at any time, nor confer upon any Participant any right to continue in the employ or service of the Company.
14.2      Participant.  No Employee shall have a right to be selected as a Participant, or, having been so selected, to be selected again as a Participant.
14.3      No Rights to Awards.  No Participant, Employee, or other person shall have any claim to be granted any Award pursuant to the Plan, and neither the Company nor the Committee is obligated to treat Participants, Employees, and other persons uniformly.
ARTICLE 15
SUBSTITUTION OF AWARDS
To the maximum extent permitted by applicable law and any securities exchange or NASDAQ rule, any Award may be granted under the Plan in substitution for awards held by any individual who is an employee of another corporation who becomes an Employee of the Company as the result of a merger, consolidation or reorganization of the corporation with the Company, or the acquisition by the Company of the assets of the corporation, or the acquisition by the Company of stock of the corporation as the result of which such corporation becomes an Affiliate or a subsidiary of the Company. The terms and conditions of the Awards so granted may be set forth in a notice of conversion or in such other form as the Committee deems appropriate and may vary from the terms and conditions set forth in the Plan to such extent as the Committee at the time of granting the Award may deem appropriate to conform, in whole or in part, to the provisions of the Award in substitution for which they are granted. However, in the event that the Award for which a substitute Award is being granted is an Incentive Stock Option, no variation shall adversely affect the status of any substitute Award as an Incentive Stock Option under the Code. In addition, in the event that the award for which a substitute Award is being granted is a Non-Qualified Stock Option or a Stock Appreciation Right that otherwise satisfies the requirements of the “stock rights exception” to Section 409A of the Code, no variation shall adversely affect the status of any substitute Award under the stock rights exception to Section 409A of the Code.
ARTICLE 16
AMENDMENT, MODIFICATION, AND TERMINATION
The Board may at any time, and from time to time, terminate, amend or modify the Plan; provided however, that any such action of the Board shall be subject to approval of the stockholders to the extent required by law, regulation or any rule of any exchange or automated quotation system on which shares of Stock are listed, quoted or traded. Notwithstanding the above, to the extent permitted by law, the Board may delegate to the Committee or the CEO the authority to approve non-substantive amendments to the Plan. No amendment, modification, or termination of the Plan or any Award under the Plan shall in any manner adversely affect any Award theretofore granted under the Plan without the consent of the holder thereof (unless such change is required to cause the benefits under the Plan to comply with the provisions of Section 409A of the Code). Except as provided in Section 5.3, neither the Board, the CEO nor the Committee may, without the approval of the stockholders, (a) reduce the purchase price or exercise price of any outstanding Award, including any Option or SAR; (b) increase the number of shares available under the Plan (other than any adjustment as provided in Section 5.3); (c) grant Options with an exercise price that is below Fair Market Value on the Grant Date; (d) reprice previously granted Options or SARs; (e) cancel any Option or SAR in exchange for cash or any other Award or in exchange for any Option or SAR with an exercise price that is less than the exercise price of the original Option or SAR; (f) expand the class of Participants eligible to receive an Award under the Plan; or (g) expand the types of Awards available for grant under the Plan. Additional rules relating to amendments to the Plan or any Award Agreement to assure compliance with Section 409A of the Code are set forth in Section 19.3.
ARTICLE 17
TAX WITHHOLDING
17.1      Tax Withholding.  The Company shall have the power to withhold, or require a Participant to remit to the Company, up to the maximum amount necessary to satisfy federal, state, and local withholding tax requirements on any Award under the Plan.  To the extent that alternative methods of withholding are available under applicable tax laws, the Company shall have the power to choose among such methods.
17.2      Form of Payment.  To the extent permissible under applicable tax, securities, and other laws, the Company may, in its sole discretion, permit the Participant to satisfy a tax withholding requirement by (a) using already owned shares that have been held by the Participant for at least six (6) months; (b) a broker-assisted “cashless” transaction; (c) directing the Company to apply shares of Stock to which the Participant is entitled pursuant to the Award (including, for this purpose, the filing of an election under Section 83(b) of the Code), to satisfy the required minimum statutory withholding amount; or (d) personal check or other cash equivalent acceptable to the Company.
17.3      Tax upon Disposition of Shares Subject to Section 422 Restrictions.  In the event that a Participant shall dispose of, whether by sale, exchange, gift, the use of a qualified domestic relations order in favor of a spouse (that would otherwise qualify as a qualified domestic relations order as defined in the Code or Title I of ERISA but for the fact that the order pertains to an Award), any shares of Stock of the Company that are deemed to have been purchased by the Participant pursuant to an Incentive Stock Option and that the Participant acquired within two (2) years of the Grant Date of the related Option or within one (1) year after the acquisition of such shares of Stock, the Participant will notify the secretary of the Company of such disposition no later than fifteen (15) days following the date of the disposition. Such notification shall include the date or dates of the disposition, the number of shares of Stock of which the Participant disposed, and the consideration received, if any, for such shares of Stock. If the Company so requests, the Participant shall forward to the secretary of the Company any amount requested by the Company for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by delay in making such payment) incurred by reason of such disposition.
ARTICLE 18
INDEMNIFICATION
Each person who is or shall have been a member of the Committee or of the Board or the CEO shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him in connection with or resulting from any claim, action, suit, or proceeding to which he may be a party or in which he may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him in settlement thereof, with the Company’s approval, or paid by him in satisfaction of any judgment in any such action, suit, or proceeding against him, provided he shall give the Company an opportunity, at its own expense, to handle and defend the same before he undertakes to handle and defend it on his own behalf. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such person may be entitled under the Company’s articles of incorporation, bylaws, resolution or agreement, as a matter of law, or otherwise, or any power that the Company may have to indemnify him or hold him harmless.
ARTICLE 19
REQUIREMENTS OF LAW
19.1      Requirements of Law.  The granting of Awards and the issuance of shares and/or cash under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required. The Company shall be under no obligation to register pursuant to the Securities Act of 1933, as amended, any of the shares of Stock issued pursuant to the Plan. If the shares of Stock issued pursuant to the Plan may, in certain circumstances, be exempt from registration pursuant to the Securities Act of 1933, as amended, the Company may restrict the transfer of such shares in such manner as it deems advisable to ensure the availability of any such exemption.
19.2      Governing Law.  The Plan and all agreements into which the Company and any Participant enter pursuant to the Plan shall be construed in accordance with and governed by the laws of the State of Delaware. The Plan is an unfunded performance-based bonus plan for a select group of management or highly compensated employees and is not intended to be subject to ERISA.
19.3      Section 409A of the Code.

(a)        General Compliance.  Some of the Awards that may be granted pursuant to the Plan (including, but not necessarily limited to, Restricted Stock Unit Awards, Performance Share Awards, Performance Share Unit Awards, Performance Cash Awards and Stock Grant Awards) may be considered to be “non-qualified deferred compensation” subject to Section 409A of the Code. If an Award is subject to Section 409A of the Code, the Company intends (but cannot and does not guarantee) that the Award Agreement and the Plan comply fully with and meet all of the requirements of Section 409A of the Code or an exception thereto and the Award Agreement shall include such provisions, in addition to the provisions of the Plan, as may be necessary to assure compliance with Section 409A of the Code or an exception thereto. An Award subject to Section 409A of the Code also shall be administered in good faith compliance with the provisions of Section 409A of the Code as well as applicable guidance issued by the Internal Revenue Service and the Department of Treasury. To the extent necessary to comply with Section 409A of the Code, any Award that is subject to Section 409A of the Code may be modified, replaced or terminated in the discretion of the Committee. Notwithstanding any provision of the Plan or any Award Agreement to the contrary, in the event that the Committee determines that any Award is or may become subject to Section 409A of the Code, the Company may adopt such amendments to the Plan and the related Award Agreements, without the consent of the Participant, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effective dates), or take any other action that the Committee determines to be necessary or appropriate to either comply with Section 409A of the Code or to exclude or exempt the Plan or any Award from the requirements of Section 409A of the Code.
(b)        Delay for Specified Employees.    If, at the time of a Participant’s Separation from Service, the Company has any Stock which is publicly traded on an established securities market or otherwise, and if the Participant is considered to be a Specified Employee, to the extent any payment for any Award is subject to the requirements of Section 409A of the Code and is payable upon the Participant’s Separation from Service, such payment shall not commence prior to the first business day following the date which is six (6) months after the Participant’s Separation from Service (or if earlier than the end of the six (6) month period, the date of the Participant’s death). Any amounts that would have been distributed during such six (6) month period will be distributed on the day following the expiration of the six (6) month period.
(c)        Prohibition on Acceleration or Deferral.  Under no circumstances may the time or schedule of any payment for any Award that is subject to the requirements of Section 409A of the Code be accelerated or subject to further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code. If the Company fails to make any payment pursuant to the payment provisions applicable to an Award that is subject to Section 409A of the Code, either intentionally or unintentionally, within the time period specified in such provisions, but the payment is made within the same calendar year, such payment will be treated as made within the time period specified in the provisions. In addition, in the event of a dispute with respect to any payment, such payment may be delayed in accordance with the regulations and other guidance issued pursuant to Section 409A of the Code.

19.4      Securities Law Compliance.   With respect to any Participant who is, on the relevant date, obligated to file reports pursuant to Section 16 of the Exchange Act, transactions pursuant to the Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors pursuant to the Exchange Act. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on the exercise of any Award as may be required to satisfy the requirements of Rule 16b-3 or its successors pursuant to the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be void to the extent permitted by law and voidable as deemed advisable by the Committee.
19.5      Restrictions.  Subject to Sections 7.4 and 8.5, the Committee shall impose such restrictions on any Awards under the Plan as it may deem advisable, including without limitation, restrictions under applicable federal securities law, under the requirements of NASDAQ or any other exchange or automated quotation system upon which the Stock is then listed, quoted or traded and under any blue sky or state securities laws applicable to such Awards.
ARTICLE 20
GENERAL PROVISIONS
20.1      Funding.  The Company shall not be required to segregate any of its assets to ensure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except to the extent expressly provided hereunder or in an Award Agreement. The interests of each Participant hereunder are unsecured and as such Participants and their beneficiaries shall be considered to be general creditors of the Company.
20.2      No Stockholders Rights.  No Award gives the Participant any of the rights of a stockholder of the Company unless and until shares of Stock are in fact issued to such person in connection with such Award.
20.3      Titles and Headings.  The titles and headings of the Articles in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.
20.4      Successors and Assigns.  The Plan shall be binding upon and inure to the benefit of the successors and permitted assigns of the Company, including without limitation, whether by way of merger, consolidation, operation of law, assignment, purchase, or other acquisition of substantially all of the assets or business of the Company, and any and all such successors and assigns shall absolutely and unconditionally assume all of the Company’s obligations under the Plan.
20.5      Survival of Provisions.    The rights, remedies, agreements, obligations and covenants contained in or made pursuant to the Plan, any agreement and any notices or agreements made in connection with the Plan shall survive the execution and delivery of such notices and agreements and the delivery and receipt of such shares of Stock if required by Section 13.3, shall remain in full force and effect.